UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2025

Keurig Dr Pepper Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33829	98-0517725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

53 South Avenue, Burlington, Massachusetts 01803

(Address of principal executive offices, including zip code)

877-208-9991

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KDP	The Nasdaq Stock Market LLC

Item 1.01	Entry into a Material Definitive Agreement

Term Loan Agreement

On December 18, 2025, Keurig Dr Pepper Inc. (“KDP” or the “Company”) entered into a Term Loan Agreement (the “Term Loan Agreement”), with the lenders party thereto and Morgan Stanley Senior Funding, Inc. (“MSSF”), as administrative agent, pursuant to which each lender has committed, subject to satisfaction of certain conditions set forth in the Term Loan Agreement, to provide KDP with financing under a 364-day term loan facility in an aggregate amount not to exceed €10.35 billion.

Borrowings under the Term Loan Agreement will bear interest at a rate per annum equal to the EURIBO rate plus a margin of 0.750% to 1.750% depending on the rating of certain index debt of KDP. The undrawn commitments under the term loan facility will be subject to a commitment fee commencing on December 23, 2025 at a per annum rate of 0.060% to 0.200% depending on the rating of certain index debt of KDP. Obligations under the Term Loan Agreement are guaranteed by the Company’s subsidiaries that guarantee its revolving credit facility and outstanding senior notes.

The commitments under the Term Loan Agreement will be mandatorily reduced, or the term loans will be prepaid, with net cash proceeds of non-ordinary course asset sales and certain debt issuances and equity issuances, subject to qualifications and exceptions specified in the Term Loan Agreement.

The Term Loan Agreement contains customary representations and warranties for investment grade Dutch certain funds financings. The Term Loan Agreement also contains (i) certain affirmative covenants, including those that impose reporting and/or operating obligations on the Company and its subsidiaries, (ii) certain negative covenants that generally limit, subject to exceptions, the Company and its subsidiaries from taking certain actions, including incurring liens and consummating certain fundamental changes, (iii) financial covenants in the form of (x) a minimum interest coverage ratio of 3.25 to 1.00 that will apply after the initial funding date and (y) a maximum total net leverage ratio of 6.25 to 1.00 that will apply after the initial funding date only upon a downgrade in the ratings of certain index debt of the Company and (iv) events of default customary for financings of this type.

The proceeds of the Term Loan Agreement may be used to fund the contemplated acquisition of JDE Peet’s. The Company may use the proceeds from one or more debt or other financings, in lieu of proceeds from the Term Loan Agreement, to fund the transaction.

The foregoing description of the Term Loan Agreement is qualified in its entirety by reference to the full text of the Term Loan Agreement, which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Amendment to Bridge Credit Agreement

On December 18, 2025, the Company entered into an amendment (the “Amendment No. 1”) to its Bridge Credit Agreement, dated August 24, 2025 (the “Bridge Credit Agreement”), with the lenders party thereto and MSSF, as administrative agent.

Pursuant to the Amendment No. 1, lenders’ commitment to provide KDP with financing under a 364-day senior unsecured bridge loan facility was reduced by €10.35 billion, from €16.2 billion to €5.85 billion. In addition, certain lenders agreed to modify the commitment reduction and mandatory prepayment provisions to provide that certain debt proceeds will first reduce amounts under the Term Loan Agreement and then the Bridge Credit Agreement.

The foregoing description of the Amendment No. 1 is qualified in its entirety by reference to the full text of the Amendment No. 1, which is filed herewith as Exhibit 10.2 and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 regarding the Term Loan Agreement is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description
10.1	Term Loan Agreement, dated as of December 18, 2025, among Keurig Dr Pepper Inc., as borrower, Morgan Stanley Senior Funding, Inc., as administrative agent, and the lenders from time to time party thereto
10.2	Amendment No. 1 to Bridge Credit Agreement, dated as of December 18, 2025, among Keurig Dr Pepper Inc., as borrower, Morgan Stanley Senior Funding, Inc., as administrative agent, and the lenders from time to time party thereto
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEURIG DR PEPPER INC.

Dated: December 19, 2025
	By:	/s/ Anthony Shoemaker
		Name:	Anthony Shoemaker
		Title:	Chief Legal Officer, General Counsel and Secretary